Exhibit 10(i)

INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors of

C.M. Life Insurance Company

We consent to the use in this Post-Effective Amendment No. 6 to Registration Statement No. 333-80991 on Form N-4 of our report dated February 17, 2003 for the C.M. Multi-Account A - Panorama Passage® Segment, and of our report dated March 6, 2003, on C.M. Life Insurance Company (which report on C.M. Life Insurance Company expresses an unqualified opinion and includes explanatory paragraphs referring to the use of statutory accounting practices and the adoption, effective January 1, 2001, of certain statutory accounting practices as a result of the State of Connecticut Insurance Department’s adoption of the National Association of Insurance Commissioners’ Accounting Practices and Procedures Manual, which practices differ from accounting principles generally accepted in the United States of America) appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Statement of Additional Information.

DELOITTE & TOUCHE LLP

Hartford, Connecticut

April 24, 2003